UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
May 29, 2024
Date of Report (Date of earliest event reported)

AZZ Inc.
(Exact name of Registrant as specified in its charter)

Texas	1-12777	75-0948250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
(Address of principal executive offices) (Zip Code)
(817) 810-0095
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AZZ	New York Stock Exchange
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2024, the Board of Directors (the “Board”) of AZZ Inc. (the “Company”) appointed Mr. Jason Crawford to serve as Senior Vice President and Chief Financial Officer of the Company, effective June 3, 2024. Mr. Crawford, 51 has been serving as the Vice President of Finance — Precoat Metals, a wholly owned subsidiary of AZZ and has served in this role since May 2022, when AZZ acquired Precoat Metals.

On June 3, 2024, Mr. Crawford entered into an employment agreement (the “Employment Agreement”) with the Company, which has a two-year term, unless terminated earlier in accordance with the terms of the Employment Agreement.

In his position as the Company’s Senior Vice President and Chief Financial Officer, Mr. Crawford will be eligible to earn a pro-rata annual cash incentive bonus under the Company’s Senior Management Bonus Plan (the “STI Plan”), which provides for an annual cash incentive target based upon 70% of Mr. Crawford’s annual base salary pursuant to the achievement of certain individual and Company performance metrics. He will also be eligible each year to receive an annual equity award, the amount and nature to be determined annually by the Company’s Compensation Committee. For the Company’s fiscal year ending February 28, 2025, Mr. Crawford’s equity award target value consisted of 50% performance share units (“PSUs”) and 50% restricted stock units ("RSUs") issued under the Company’s 2023 Long-Term Incentive Plan (the “2023 LTI Plan”). Mr. Crawford is also subject to confidentiality and other restrictive covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 12 months thereafter.

Name	Position	FY2025 Base Salary	FY2025 STI Plan Target	FY2025 LTI Equity Awards

Jason Crawford	SVP and Chief Financial Officer	$450,000(1)	$315,500(1)	$450,000
(1) Salary and STI Bonus will be prorated for the time spent in each role for FY2025 (3 months as Vice President of Finance —
Precoat Metals and 9 months as Senior Vice President and Chief Financial Officer of AZZ Inc.)

In connection with entering into the Employment Agreement, the Company will also grant Mr. Crawford a special sign-on equity award consisting of RSUs that will be valued at $300,000 on the grant date, and such RSUs will vest ratably over the next two years, with 50% vesting on each anniversary of Mr. Crawford’s start date. The grant date for the special sign-on RSUs will be the first open trading window after AZZ issues its fiscal year 2025 (“FY2025”) first quarter financial results. The special sign-on RSUs will be subject to Mr. Crawford remaining employed at AZZ, and the other terms and conditions set forth in the respective equity award agreement and the Company’s 2023 LTI Plan. Mr. Crawford will also receive $75,000 to be used for relocation expenses, as he deems necessary and beneficial to him and his family, with such amount being grossed up by the Company for taxes.

In addition to the Employment Agreement, Mr. Crawford will participate in the AZZ Inc. Executive Officer Severance Plan, whereby certain severance payments and benefits would be paid to Mr. Crawford if his employment is terminated by AZZ without cause or by Mr. Crawford for good reason, or if Mr. Crawford’s employment is terminated following a change-in-control (the “Executive Officer Severance Plan”). The Executive Officer Severance Plan was adopted on October 11, 2021, and filed with the Securities and Exchange Commission on October 12, 2021, as Exhibit 10.7 to AZZ’s second quarter Form 10-Q, for the period ending August 31, 2021, and is described in more detail therein.

Mr. Crawford has no family relationships with any director or executive officer of AZZ, and there are no arrangements or understandings with any person pursuant to which he will be appointed Senior Vice President and Chief Financial Officer of AZZ, other than his Employment Agreement. In addition, there have been no related transactions directly or indirectly involving Mr. Crawford that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

The foregoing summary descriptions of the Employment Agreement, the Executive Officer Severance Plan, the 2023 LTI Plan and the STI Plan do not purport to be complete and are qualified in their entirety by reference to the terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference, the terms of the Executive Officer Severance Plan, the terms of the 2023 LTI Plan, a copy of which is included as Appendix A to the Proxy Statement on Schedule 14A filed by the Company on May 30, 2023 and incorporated herein by reference, and the description of the STI Plan contained in Appendix B of the Proxy Statement on Schedule 14A filed by the Company on May 28, 2015, respectively.

Mr. Philip Schlom, the Company’s prior Senior Vice President and Chief Financial Officer will remain with the Company in a consulting role to ensure the smooth transition of all his job responsibilities to Mr. Crawford.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

The following exhibits are filed as part of this report.

Exhibit No.	Description

10.1	Employment Agreement between AZZ Inc. and Jason Crawford, dated as of June 3, 2024.
99.1	Press Release issued by AZZ Inc. dated June 3, 2024.
104	Cover Page Interactive Date File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ Inc.
Date: June 3, 2024	By: /s/ Tara D. Mackey
Tara D. Mackey Chief Legal Officer and Secretary